Power of Attorney

I, Joan B. Woodard, reside at 6513 Meadow Hills, NE,
Albuquerque, New Mexico. I appoint Patrick T. Ortiz, Senior Vice President, General Counsel & Secretary, PNM Resources, Inc., Alvarado Square, MS-2822, Albuquerque, New Mexico 87158, Jim Acosta, Director, Corporate Governance, Alvarado Square, MS-2850, Albuquerque, New
Mexico 87158, Kathleen F. Campbell, Administrator III, Alvarado Square, MS-2820, Albuquerque, New Mexico 87158 or Linda M. Montoya Administrator III, Alvarado Square, MS-2850 Albuquerque, New Mexico 87158 to serve as my attorney-in-fact to:

(1) execute for me in my capacity as director of PNM Resources, Inc. ("Company"), Forms 3, 4, and 5 in accordance with
Section 16(a) of the Securities Exchange Act of 1934 ("1934
Act") and the associated rules;
(2) perform for me all acts which may be necessary or desirable to complete and execute Forms 3, 4, and 5, complete and execute any amendments, and timely file the forms with the United States Securities and Exchange Commission and the
New York Stock Exchange, or similar authority; and
(3) take any other action related to the powers identified in items
(1) and (2) which, in the opinion of the attorney-in-fact, may be legally required or beneficial to me.

I acknowledge that the attorneys-in-fact are serving at my request and neither they nor the Company are assuming any of my responsibilities to comply with Section 16 of the 1934 Act. This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4, and 5 with respect to my holdings of and transactions in securities issued by the company, unless earlier revoked by me in a signed writing delivered to the attorneys-in-fact.

/s/Joan B. Woodard
Joan B. Woodard

ACKNOWLEDGMENT

State of New Mexico)
		)ss.
County of Bernalillo)

The foregoing instrument was acknowledged before me on July
25, 2003 by Joan B. Woodard.

/s/ Sharla G. Haley
Notary Public

My Commission Expires:
July 13, 2006